June 30, 2011

The MP63 Fund, Inc.

555 Theodore Fremd Avenue, Suite B-103

Rye, NY 10580

Re:

The MP63 Fund, Inc. - File Nos. 333-65599 and 811-09053

Ladies and Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 6 to The MP63 Fund, Inc. Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 14 under the Securities Act of 1933 (Amendment No. 15 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

818953.1